AGREEMENT AND PLAN OF MERGER
by and between
HOMETRUST BANCSHARES, INC.
and
TRISUMMIT BANCORP, INC.

Dated as of September 20, 2016

3.23	Opinion of Financial Advisor	24
3.24	TriSummit Information	24
3.25	Loan Portfolio	24
3.26	Insurance	26
3.27	Fiduciary Business	26
3.28	Books and Records	26
3.29	Indemnification	26
3.30	No Other Representations or Warranties	26

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HOMETRUST
4.1	Corporate Organization	27
4.2	Capitalization	27
4.3	Authority; No Violation	28
4.4	Consents and Approvals	29
4.5	Reports	29
4.6	Financial Statements, Accounting and Internal Controls	29
4.7	Broker’s Fees	31
4.8	Absence of Certain Changes or Events	31
4.9	Legal Proceedings	31
4.10	Taxes and Tax Returns	32
4.11	Employees	32
4.12	SEC Reports	34
4.13	Compliance with Applicable Law	34
4.14	Agreements with Regulatory Agencies	35
4.15	Risk Management Instruments	36
4.16	Environmental Matters	36
4.17	Investment Securities and Commodities	36
4.18	Real Property	36
4.19	Intellectual Property	37
4.20	Reorganization	37
4.21	Opinion of Financial Advisor	37
4.22	HomeTrust Information	37
4.23	Loan Portfolio	37
4.24	Insurance	38
4.25	Ownership of TriSummit Capital Stock	38
4.26	Tax Benefits Preservation Plan	39
4.27	No Other Representations or Warranties	39

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	TriSummit Conduct of Businesses Prior to the Effective Time	39
5.2	TriSummit Forbearances	39

5.3	HomeTrust Conduct of Business Prior to the Effective Time	43
5.4	HomeTrust Forbearances	43
ARTICLE VI - ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	44
6.2	Access to Information; Current Information; Consultation	46
6.3	Shareholder Meeting	47
6.4	Reservation of HomeTrust Common Stock; Nasdaq Listing	47
6.5	Employee Matters	48
6.6	Officers’ and Directors’ Insurance; Indemnification	49
6.7	No Solicitation	50
6.8	Notification of Certain Matters	52
6.9	Correction of Information	52
6.10	System Integration	52
6.11	Coordination; Integration	52
6.12	Redemption of Preferred Securities	52
6.13	Community Board	53

ARTICLE VII - CONDITIONS PRECEDENT
7.1	Conditions to Each Party's Obligations	53
7.2	Conditions to Obligations of HomeTrust	54
7.3	Conditions to Obligations of TriSummit	55
ARTICLE VIII - TERMINATION AND AMENDMENT
8.1	Termination	56
8.2	Effect of Termination	57
8.3	Fees and Expenses	57
8.4	Termination Fee	58
8.5	Amendment	58
8.6	Extension; Waiver	58
ARTICLE IX - GENERAL PROVISIONS
9.1	Closing	59
9.2	Nonsurvival of Representations, Warranties and Agreements	59
9.3	Notices	59
9.4	Interpretation	60
9.5	Counterparts	60
9.6	Entire Agreement	60
9.7	Governing Law	60
9.8	Publicity	60
9.9	Assignment; Third Party Beneficiaries	60
9.10	Specific Performance; Time of the Essence	61
9.11	Attorneys’ Fees	61
9.12	Jury Trial Waiver	61

SIGNATURES		62

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non-Compete Agreement
Exhibit C	Forms of Option Award Amendments
Exhibit D	Form of Plan of Bank Merger

v

INDEX OF DEFINED TERMS
Definition	Page

Acceptable Confidentiality Agreement	51
Acquisition Proposal	51
Adjusted Option	5
Adjusted Option Exchange Ratio	5
Agreement	1
Articles of Merger	2
Bank Merger	6
Bank Merger Certificates	6
Bank Plan of Merger	6
BHC Act	10
BOLI	22
Cancelled Shares	4
Certificate	3
Change in Recommendation	51
Claim	50
Closing	59
Closing Date	59
Code	1
Commissioner	13
Confidentiality Agreement	47
Continuity of Interest Threshold	3
Covered Employees	48
Department	2
Dissenting Shares	5
DPC Common Shares	4
Effective Time	2
Enforceability Exception	12
Environmental Laws	22
ERISA	17
Exchange Act	14
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	7
Exchange Ratio	3
FDIC	11
Federal Reserve Board	13
FHLB	11
Form S-4	13
GAAP	10
Governmental Entity	13
HomeTrust	1
HomeTrust Articles	27
HomeTrust Average Closing Price	3

HomeTrust Benefit Plans	32
HomeTrust Bylaws	27
HomeTrust Common Stock	2
HomeTrust Community Board	54
HomeTrust Disclosure Schedule	26
HomeTrust ERISA Affiliate	32
HomeTrust Leased Properties	36
HomeTrust Owned Properties	36
HomeTrust Qualified Plans	33
HomeTrust Real Property	36
HomeTrust Regulatory Agreement	35
HomeTrust Reports	34
HomeTrust Restricted Stock Award	28
HomeTrust Rights Agreement	2
HomeTrust Stock Options	28
HomeTrust Stock Plans	28
HomeTrust Subsidiary	27
Insurance Amount	49
Intellectual Property	23
IRS	16
Letter of Transmittal	7
Liens	12
Loans	25
Material Adverse Effect	10
Merger	1
Merger Consideration	3
MGCL	2
Multiemployer Plan	18
Multiple Employer Plan	18
Nasdaq	3
Non-Compete Agreement	1
Parties	1
Permitted Encumbrances	23
Proxy Statement	13
Regulatory Agencies	13
Requisite Regulatory Approvals	53
SEC	13
Secretary of State	2
Securities Act	14
SRO	13
Subsidiary	10
Superior Proposal	52
Surviving Bank	6
Surviving Company	1
Takeover Statutes	24
Tax	17

Tax Return	17
Taxes	17
TBCA	2
TDFI	13
Terminated Option Rights	5
Termination Fee	58
TriSummit	1
TriSummit Bank Call Reports	14
TriSummit Benefit Plans	17
TriSummit Board Recommendation	47
TriSummit Bylaws	10
TriSummit Charter	10
TriSummit Common Stock	2
TriSummit Confidential Information	50
TriSummit Contract	21
TriSummit Disclosure Schedule	9
TriSummit ERISA Affiliate	17
TriSummit Financial Statements	14
TriSummit Indemnified Party	49
TriSummit Individuals	50
TriSummit Leased Properties	23
TriSummit Option Award	5
TriSummit Owned Properties	23
TriSummit Preferred Stock	11
TriSummit Qualified Plans	18
TriSummit Real Property	23
TriSummit Regulatory Agreement	21
TriSummit Representatives	50
TriSummit Series A Preferred Stock	2
TriSummit Series B Preferred Stock	3
TriSummit Series C Preferred Stock	4
TriSummit Series D Preferred Stock	4
TriSummit Shareholder Approval	12
TriSummit Shareholder Meeting	47
TriSummit Stock Plan	5
TriSummit Subsidiary	10
TriSummit Warrant	6
Trust Account Common Shares	4
Unduly Burdensome Condition	53
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2016 (this “Agreement”), by and between HomeTrust Bancshares, Inc., a Maryland corporation (“HomeTrust”), and TriSummit Bancorp, Inc., a Tennessee corporation (“TriSummit”, and together with HomeTrust, the “Parties”).
RECITALS
A.    The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for in this Agreement in which TriSummit will, on the terms and subject to the conditions set forth in this Agreement, merge with and into HomeTrust (the “Merger”), with HomeTrust as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).
B.    As a condition to the willingness of HomeTrust to enter into this Agreement, all of the directors and executive officers of TriSummit have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with HomeTrust.
C.    As a condition to the willingness of HomeTrust to enter into this Agreement, all of the directors and executive officers of TriSummit have entered into resignation, non-competition, non-solicitation and confidentiality agreements (each a “Non-Compete Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with HomeTrust.
D.    As a condition to the willingness of HomeTrust to enter into this Agreement, all of the directors and executive officers of TriSummit have entered into amendments to their TriSummit Option Awards (as defined in Section 1.5(a)) (dated as of the date hereof but effective as of the consummation of the Merger) consistent with the provisions of Section 1.5(a), substantially in the forms attached hereto as Exhibit C.
E.    The Parties intend the Merger to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
F.    The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I
THE MERGER
1.1    The Merger.
(a)    Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time (as defined in Section 1.2), TriSummit shall merge with and into HomeTrust. HomeTrust shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of TriSummit shall cease.
(b)    Subject to the written consent of TriSummit, which shall not be unreasonably withheld or delayed, HomeTrust may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of HomeTrust with TriSummit) if and to the extent requested by HomeTrust; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the consideration to be received by the shareholders of TriSummit, (ii) adversely affect the tax consequences of the Merger to the shareholders of TriSummit or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2    Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1) the Parties shall execute, and HomeTrust shall cause to be filed with the Department of Assessments and Taxation of the State of Maryland (the “Department”) and the Secretary of State of the State of Tennessee (the “Secretary of State”), articles of merger as provided in the MGCL and/or TBCA (collectively the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the “Effective Time”).
1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL and the TBCA.
1.4    Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of TriSummit, HomeTrust or the holders of any of the following securities:
(a)    Each share of common stock, $0.01 par value, of HomeTrust (together with the rights issued pursuant to the HomeTrust Tax Benefits Preservation Plan, dated as of September 25, 2012, as amended, between HomeTrust and Registrar and Transfer Company, as Rights Agent (“HomeTrust Rights Agreement”)) (“HomeTrust Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.
(b)    Subject to Sections 1.4(f), (g), and (h), each share of common stock, $1.00 par value, of TriSummit (“TriSummit Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(f)), but excluding any Cancelled Shares (as defined in Section 1.4(f)) and Dissenting Shares (as defined in Section 1.4(h)), and each share of Series A Preferred Stock, $1.00 par value, of TriSummit (“TriSummit Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (on an as converted basis to a share of TriSummit Common Stock), but excluding Dissenting Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (i) $4.40 in cash without interest plus (ii) a fraction of a share of HomeTrust Common Stock equal to the quotient of $4.40 divided by the HomeTrust Average Closing Price (as defined below) rounded to the nearest one ten thousandth (the “Exchange Ratio”) (collectively the “Merger Consideration”); provided, however, if the HomeTrust Average Closing Price is equal to or less than $19.05 (which is the amount of the tangible book value per share of HomeTrust as of June 30, 2016), the Exchange Ratio shall be fixed at .2310 or if the HomeTrust Average Closing Price is equal to or greater than $20.96, the Exchange Ratio shall be fixed at .2099. Notwithstanding the foregoing, the stock portion of the Merger Consideration may be increased and the cash portion of the Merger Consideration correspondingly decreased to assure that the value of the stock portion of the aggregate Merger Consideration on the day of the Effective Time is equal to 42% of the total value of the consideration being paid to shareholders in the transaction inclusive of Dissenting Shares and the intended redemption of the outstanding TriSummit Series B Preferred Stock, the outstanding TriSummit Series C Preferred Stock, and the outstanding TriSummit Series D Preferred Stock (as such terms are defined in Section 1.4(c), (d) and (e)) (the “Continuity of Interest Threshold”), if but only if the value of the stock portion of the aggregate Merger Consideration on such date would, absent such adjustments, be less than 42% of the total value of the consideration being paid to shareholders in the transaction. For example, if the stock portion of the Merger Consideration is increased to $4.80 per share to meet the Continuity of Interest Threshold, then the cash portion of the Merger Consideration will be reduced to $4.00 per share and the Exchange Ratio will be equal to $4.80 divided by the HomeTrust Average Closing Price rounded to the nearest one ten thousandth; provided, however, if the HomeTrust Average Closing Price is equal to or less than $19.05 the Exchange Ratio will be fixed at .2520 or if the HomeTrust Average Closing Price is equal to or greater than $20.96 the Exchange Ratio shall be fixed at .2290. The Exchange Ratio is also subject to possible adjustment pursuant to Section 1.4(g) below. “HomeTrust Average Closing Price” means the average of the volume weighted closing sale price (rounded to the nearest one ten thousandth) of HomeTrust Common Stock on the Nasdaq Stock Market, Inc. (“Nasdaq”) for the twenty (20) trading days ending on and including the fifth trading day immediately preceding the Closing Date (as defined in Section 9.1). All of the shares of TriSummit Common Stock and TriSummit Series A Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of TriSummit Common Stock or TriSummit Series A Preferred Stock (each, a “Certificate”) (it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of TriSummit Common Stock and TriSummit Series A Preferred Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request) shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of TriSummit Common Stock or TriSummit Series A Preferred Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends or other distributions as provided in Section 2.3(c).

(c)    Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00, of TriSummit (“TriSummit Series B Preferred Stock”) with a liquidation preference of $1,000 per share, that is issued and outstanding as of and not redeemed pursuant to Section 6.12 hereof or otherwise at or prior to the Effective Time shall be automatically converted into, at the Effective Time, and shall thereafter represent the right to receive one (1) share of capital stock of the Surviving Company which shall be designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value

$1.00 per share, with a liquidation preference of $1,000 per share, of the Surviving Company, and shall otherwise have such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the TriSummit Series B Preferred Stock immediately prior to the Effective Time.
(d)    Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00, of TriSummit (“TriSummit Series C Preferred Stock”) with a liquidation preference of $1,000 per share, that is issued and outstanding as of and not redeemed pursuant to Section 6.12 hereof or otherwise at or prior to the Effective Time shall be automatically converted into, at the Effective Time, and shall thereafter represent the right to receive one (1) share of capital stock of the Surviving Company which shall be designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, with a liquidation preference of $1,000 per share, of the Surviving Company, and shall otherwise have such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the TriSummit Series C Preferred Stock immediately prior to the Effective Time.
(e)    Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series D, par value $1.00, of TriSummit (“TriSummit Series D Preferred Stock”) with a liquidation preference of $1,000 per share, that is issued and outstanding as of and not redeemed pursuant to Section 6.12 hereof or otherwise at or prior to the Effective Time shall be automatically converted into, at the Effective Time, and shall thereafter represent the right to receive one (1) share of capital stock of the Surviving Company which shall be designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, with a liquidation preference of $1,000 per share, of the Surviving Company, and shall otherwise have such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the TriSummit Series D Preferred Stock immediately prior to the Effective Time.
(f)    All shares of TriSummit Common Stock that are owned immediately prior to the Effective Time by TriSummit or HomeTrust (other than shares of TriSummit Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of TriSummit Common Stock held, directly or indirectly, by TriSummit or HomeTrust in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist at the Effective Time and no stock of HomeTrust or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).
(g)    If, between the date of this Agreement and the Effective Time, the outstanding shares of HomeTrust Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of TriSummit Common Stock and TriSummit Series A Preferred Stock whose shares of TriSummit Common Stock and TriSummit Series A Preferred Stock are converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section

1.4(g) shall be construed to permit HomeTrust to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(h)    Holders of shares of TriSummit Common Stock and TriSummit Series A Preferred Stock who have not voted in favor of the Merger and have otherwise complied with the requirements of Chapter 23 (to the extent applicable) of the TBCA will be entitled to dissent from the Merger and obtain payment of the fair value of such holders’ shares (shares as to which such dissenters’ rights have been perfected and not withdrawn as of the Effective Time, “Dissenting Shares”). Dissenting Shares shall not be converted into the right to receive the Merger Consideration, and holders thereof shall only be entitled to receive in respect thereof such consideration as may be determined under the TBCA. Prior to the Closing Date, TriSummit shall from time to time give prompt notice to HomeTrust of any notifications, demands, attempted withdrawals of such demands and any other instruments served or delivered pursuant to the TBCA by or to TriSummit and pertaining to the exercise or withdrawal of dissenters’ rights by holders of shares of TriSummit Common Stock and TriSummit Series A Preferred Stock. HomeTrust shall have a right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Chapter 23 of the TBCA asserted by holders of shares of TriSummit Common Stock and TriSummit Series A Preferred Stock, and, prior to the Effective Time, TriSummit shall not, except with the prior written consent of HomeTrust, which consent shall not be unreasonably withheld or delayed, make any payment with respect to, settle, or offer to settle any such demands.
1.5    Stock Options and Warrants.
(a)    Prior to the Effective Time, TriSummit and TriSummit Bank, a Tennessee chartered financial institution and wholly owned subsidiary of TriSummit, will use commercially reasonable efforts to amend each option award granted and outstanding (each a “TriSummit Option Award”) under the TriSummit Bank Amended and Restated Stock Option Plan (the “TriSummit Stock Plan”) so as to cancel and terminate, effective immediately prior to the Effective Time, 50% of the rights then outstanding to acquire shares of TriSummit Common Stock and/or TriSummit Series A Preferred Stock under such TriSummit Option Award (the “Terminated Option Rights”).
(b)    At the Effective Time, the rights under each TriSummit Option Award (other than Terminated Option Rights) that is amended pursuant to Section 1.5(a) shall, without any action on the part of HomeTrust, TriSummit or the holder thereof, cease to represent a right to acquire shares of TriSummit Common Stock or TriSummit Series A Preferred Stock, and shall be assumed and converted automatically into an option (each an “Adjusted Option”) to purchase a number of shares of HomeTrust Common Stock equal to the product obtained by multiplying (i) the number of shares of TriSummit Common Stock and TriSummit Series A Preferred Stock subject to each TriSummit Option Award as of the Effective Time (i.e. after taking into account the cancellations and terminations contemplated by Section 1.5(a) above) by (ii) the Adjusted Option Exchange Ratio (as defined below), rounded to the nearest whole number of shares of HomeTrust Common Stock. Each Adjusted Option shall have an exercise price per share of HomeTrust Common Stock equal to (x) $10 (the per share exercise price under each TriSummit Option Award) divided by (y) the Adjusted Option Exchange Ratio, rounded to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding TriSummit Option Award under the TriSummit Stock Plan and the agreements evidencing grants thereunder, including vesting terms. For purposes hereof, “Adjusted Option Exchange Ratio” means the quotient of $8.80 divided by the HomeTrust Average Closing Price rounded to the nearest one ten thousandth; provided however, if the HomeTrust Average Closing Price is equal to or less than $19.05, the Adjusted Option Exchange Ratio shall be fixed at .4619, or if the

HomeTrust Average Closing Price is equal to or greater than $20.96, the Adjusted Option Exchange Ratio shall be fixed at .4198. The Parties intend that the partial assumption of options herein shall be effected in a manner that satisfies the requirements of Section 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 1.5(b) shall be construed consistent with this intent.
(c)    HomeTrust acknowledges and agrees that, at and after the Effective Time, HomeTrust shall be bound by each TriSummit Option Award that is not amended pursuant to Section 1.5(a), and that the holder thereof shall, prior to the expiration date stated therein, have the right, upon exercise thereof on the terms and conditions thereof, to receive the Merger Consideration in respect of the shares of TriSummit Common Stock and/or TriSummit Series A Preferred Stock theretofore subject thereto.
(d)    Each warrant to acquire TriSummit Common Stock (each a “TriSummit Warrant”) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, either be (i) cashed-out by TriSummit for a cash amount equal to $.80 (i.e. $8.80 less the exercise price of $8.00 per share) multiplied by the number of shares then subject to such TriSummit Warrant, subject to any withholding requirements, or (ii) assumed by HomeTrust for the sole purpose of paying the Merger Consideration in respect of the shares of TriSummit Common Stock subject thereto upon the proper exercise thereof (including payment of the exercise price) by the holder of the TriSummit Warrant after the Effective Time. In the event of the cash-out of any TriSummit Warrant, TriSummit shall obtain a written cancellation agreement from the holder of the TriSummit Warrant as a condition to payment, which shall be in form and substance reasonably satisfactory to HomeTrust.
1.6    Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of HomeTrust in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law, and the by-laws of HomeTrust in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.7    Directors and Officers. The directors and officers of HomeTrust immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.8    The Bank Merger. Immediately after the Effective Time, HomeTrust intends to merge TriSummit Bank with and into HomeTrust Bank (the “Bank Merger”) in accordance with the provisions of applicable banking laws and regulations and HomeTrust Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of TriSummit Bank and HomeTrust Bank, respectively, to approve, a separate plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit D, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, TriSummit shall cause TriSummit Bank, and HomeTrust shall cause HomeTrust Bank, to execute and file in accordance with applicable banking laws and regulations such articles of merger, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

ARTICLE II
DELIVERY OF MERGER CONSIDERATION
2.1    Exchange Agent. Prior to the Effective Time, HomeTrust shall appoint an unrelated bank or trust company reasonably acceptable to TriSummit, or HomeTrust's transfer agent, pursuant to a written agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
2.2    Deposit of Merger Consideration. At or prior to the Effective Time, HomeTrust shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of HomeTrust Common Stock equal to the stock portion of the aggregate Merger Consideration payable or issuable by HomeTrust under this Agreement and (ii) deposit, or cause to be deposited, with the Exchange Agent, the cash portion of the aggregate Merger Consideration payable by HomeTrust under this Agreement plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”), and HomeTrust shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3    Delivery of Merger Consideration.

(a)    As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of TriSummit’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery of each Certificate shall be effected, and risk of loss of and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement and reasonably acceptable to TriSummit (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which the holder thereof is entitled pursuant to Section 2.3(c).

(b)    As soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of TriSummit Common Stock or TriSummit Series A Preferred Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of TriSummit Common Stock or TriSummit Series A Preferred Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of HomeTrust Common Stock issuable or payable in respect of the shares of TriSummit Common Stock or TriSummit Series A Preferred Stock previously represented thereby and any dividends or distributions to which the holder thereof is entitled pursuant to this Agreement.

(c)    No dividends or other distributions with respect to HomeTrust Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HomeTrust Common Stock represented thereby (or to be issued in respect of the TriSummit Common Stock or TriSummit Series A Preferred Stock previously represented thereby), in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of all dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of HomeTrust Common Stock represented by such Certificate (or to be issued in respect of the TriSummit Common Stock or TriSummit Series A Preferred Stock previously represented thereby) and not paid and (ii) at the appropriate payment date, the amount of all dividends or other distributions payable with respect to whole shares of HomeTrust Common Stock represented by such Certificate (or to be issued in respect of the TriSummit Common Stock or TriSummit Series A Preferred Stock previously represented thereby) with a record date after the Effective Time (but before the surrender date) and with a payment date subsequent to the issuance of the HomeTrust Common Stock issuable with respect to such Certificate (or the TriSummit Common Stock or TriSummit Series A Preferred Stock previously represented thereby).

(d)    In the event of a transfer of ownership of a Certificate representing TriSummit Common Stock or TriSummit Series A Preferred Stock prior to the Effective Time that is not registered in the stock transfer records of TriSummit, the Merger Consideration, any cash in lieu of a fractional share of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which the holder thereof is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such TriSummit Common Stock or TriSummit Series A Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance of the same to a person other than the registered holder of the Certificate or establish to the satisfaction of HomeTrust that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, HomeTrust) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of HomeTrust Common Stock otherwise payable pursuant to this Agreement to any holder of TriSummit Common Stock or TriSummit Series A Preferred Stock such amounts as the Exchange Agent or HomeTrust, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or HomeTrust, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of TriSummit Common Stock or TriSummit Series A Preferred Stock in respect of whom such deduction and withholding was made by the Exchange Agent or HomeTrust, as the case may be.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of TriSummit of the shares of TriSummit Common Stock or TriSummit Series A Preferred Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of TriSummit Common Stock or TriSummit Series A Preferred Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of HomeTrust Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which the holder thereof is entitled in accordance with the provisions of this Agreement.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of HomeTrust Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to HomeTrust Common Stock shall be payable on or with respect to any such fractional share, and any such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of HomeTrust. In lieu of the issuance of any such fractional share, HomeTrust shall pay to each former shareholder of TriSummit who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the HomeTrust Average Closing Price (subject, however, to a floor of $19.05 and a cap of $20.96) by (ii) the fraction of a share (after taking into account all shares of TriSummit Common Stock and TriSummit Series A Preferred Stock held by such shareholder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of HomeTrust Common Stock to which such shareholder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)    Any portion of the Exchange Fund that remains unclaimed by the former shareholders of TriSummit at the expiration of six months after the Effective Time shall be paid to HomeTrust. In such event, any former shareholders of TriSummit who have not theretofore complied with this Article II shall thereafter look only to HomeTrust with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the HomeTrust Common Stock deliverable in respect of the shares of TriSummit Common Stock or TriSummit Series A Preferred Stock previously represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, none of HomeTrust, TriSummit, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of TriSummit Common Stock or TriSummit Series A Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HomeTrust or the Exchange Agent, the posting by such person of a bond in such amount as HomeTrust or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRISUMMIT
Except as disclosed in the disclosure schedule delivered by TriSummit to HomeTrust concurrently herewith (the “TriSummit Disclosure Schedule”); provided, that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the TriSummit Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TriSummit that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, TriSummit hereby represents and warrants to HomeTrust as follows:

3.1	Corporate Organization.
(a)    TriSummit is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and is a bank or financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  TriSummit has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  TriSummit is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TriSummit.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to HomeTrust, TriSummit or the Surviving Company, as the case may be, a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, of a party to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its financial institution Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the charter of TriSummit (the “TriSummit Charter”) and the bylaws of TriSummit (the “TriSummit Bylaws”), as in effect as of the date of this Agreement, have previously been made available by TriSummit to HomeTrust.
(b)    Each Subsidiary of TriSummit (a “TriSummit Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on TriSummit and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Section 3.1(b) of the TriSummit Disclosure Schedule, there are no restrictions on the ability of any TriSummit Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of TriSummit Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the TriSummit Disclosure Schedule sets forth a true and complete list of all TriSummit Subsidiaries. Neither TriSummit nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, stock in the Federal Home Loan Bank of Cincinnati (the “FHLB”), and stock in the Federal Reserve Bank of Atlanta.
3.2    Capitalization.
(a)    The authorized capital stock of TriSummit consists of 10,000,000 shares of TriSummit Common Stock and 10,000,000 shares of preferred stock, $1.00 par value per share (“TriSummit Preferred Stock”).  As of the date of this Agreement, there are (i) 3,208,830 shares of TriSummit Common Stock issued and outstanding, (ii) 402,627 shares of TriSummit Series A Preferred Stock issued and outstanding, (iii) 2,765 shares of TriSummit Series B Preferred Stock issued and outstanding, (iv) 138 shares of TriSummit Series C Preferred Stock issued and outstanding, (v) 4,237 shares of TriSummit Series D Preferred Stock issued and outstanding, (vi) 0 shares of TriSummit Common Stock held as treasury stock, (vii) 385,760 shares of TriSummit Common Stock reserved for issuance upon the exercise of outstanding TriSummit Option Awards, (viii) 24,840 shares of TriSummit Series A Preferred Stock reserved for issuance upon the exercise of outstanding TriSummit Option Awards, (ix) 67,050 shares of TriSummit Common Stock reserved for issuance upon the exercise of outstanding TriSummit Warrants, (x) 1,122,960 shares, in the aggregate, of TriSummit Common Stock and TriSummit Preferred Stock reserved for issuance pursuant to future grants under the TriSummit Stock Plan and the 2014 TriSummit Bancorp, Inc. Stock Option Plan, and (xi) no other shares of capital stock or other voting securities of TriSummit issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of TriSummit capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of TriSummit may vote.  No trust preferred or subordinated debt securities of TriSummit or any of its Subsidiaries or affiliates are issued or outstanding.  Other than TriSummit Option Awards and TriSummit Warrants granted in or prior to 2011, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating TriSummit to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of its capital stock. Except as set forth in the TriSummit Charter, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of TriSummit capital stock to which TriSummit is a party.  Section 3.2(a) of the TriSummit Disclosure Schedule sets forth a true, correct and complete list of all TriSummit Option Awards and TriSummit Warrants outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number and class of shares subject to each such TriSummit Option Award and TriSummit Warrant, (iii) the grant date and vesting dates of each such TriSummit Option Award and TriSummit Warrant and (iv) the exercise price per share under each such TriSummit Option Award and TriSummit Warrant.  Other than the TriSummit Option Awards and TriSummit Warrants, no TriSummit equity-

based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of TriSummit or any of its Subsidiaries) are outstanding.
(b)    TriSummit owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TriSummit Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to TriSummit Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No TriSummit Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)    TriSummit does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3	Authority; No Violation.
(a)    TriSummit has full corporate power and authority to execute and deliver this Agreement and, assuming receipt of the TriSummit Shareholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by TriSummit and the consummation by TriSummit of the Merger have been duly and validly approved by the Board of Directors of TriSummit.  The Board of Directors of TriSummit has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of TriSummit and its shareholders and has directed that this Agreement be submitted to TriSummit’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of all shares of TriSummit Common Stock and TriSummit Series A Preferred entitled to vote on this Agreement, voting together as a single class (the “TriSummit Shareholder Approval”), no other corporate proceedings on the part of TriSummit are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by TriSummit and (assuming due authorization, execution and delivery by HomeTrust) constitutes a valid and binding obligation of TriSummit, enforceable against TriSummit in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).
(b)    Neither the execution and delivery of this Agreement by TriSummit or the Bank Plan of Merger by TriSummit Bank, nor the consummation of the Merger by TriSummit or the Bank Merger by TriSummit Bank, nor compliance by TriSummit or TriSummit Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, respectively, will (i) assuming the TriSummit Shareholder Approval is obtained, violate any provision of the TriSummit Charter or TriSummit Bylaws or the organization or governing documents of any TriSummit Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TriSummit or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the TriSummit Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TriSummit or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, or agreement, or other material instrument or obligation, to which TriSummit or any TriSummit Subsidiary is a party, or by which they or any of their respective properties or assets may be bound.

3.4    Consents and Approvals. Except for (i) the filing of applications, filings, waiver requests and notices, as applicable, with the Nasdaq, and approval of such applications, filings, waiver requests and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Tennessee Department of Financial Institutions (the “TDFI”), the North Carolina Commissioner of Banks (the “Commissioner”), and the FDIC, if applicable, and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of TriSummit’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by HomeTrust in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Department and the Secretary of State and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of HomeTrust Common Stock pursuant to this Agreement and the approval of the listing of such HomeTrust Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by TriSummit of this Agreement or (B) the consummation by TriSummit of the Merger or the consummation by TriSummit Bank of the Bank Merger.  As of the date hereof, TriSummit is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5    Reports. TriSummit and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with (i) any federal or state regulatory authority, including the TDFI, the Federal Reserve Board and the FDIC, (ii) any foreign regulatory authority and (iii) any self-regulatory organization (an “SRO”) ((i) — (iii) together with the Commissioner and the SEC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of TriSummit and its Subsidiaries, to the knowledge of TriSummit, no Regulatory Agency has initiated any investigation into the business or operations of TriSummit or any of its Subsidiaries since January 1, 2013.  There (i) is no material unresolved violation, criticism, or exception cited by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TriSummit or any of its Subsidiaries, and (ii) have been no formal or, to the knowledge of TriSummit, informal inquiries by, or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TriSummit or any of its Subsidiaries since January 1, 2013. Except for any filing made by TriSummit with the SEC pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), neither TriSummit nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule or definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No information provided by TriSummit to its shareholders in connection with annual or special meetings of its shareholders contained, at the time of mailing of the same to such shareholders or at the time of the meetings of its shareholders, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.
3.6    Financial Statements, Accounting and Internal Controls.
(a)The audited consolidated balance sheets (including related notes and schedules, if any) of TriSummit and its Subsidiaries as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of TriSummit and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of income and changes in shareholders’ equity (including related notes and schedules, if any) of TriSummit and its Subsidiaries for the six month period ended June 30, 2016 (collectively, the “TriSummit Financial Statements”) have been previously made available to HomeTrust. The TriSummit Financial Statements fairly present in all material respects the consolidated financial position and results of operations of TriSummit and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the TriSummit Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the of lack footnotes. The financial and accounting books and records of TriSummit and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions. Maggart & Associates, P.C. has not resigned (or informed TriSummit that it intends to resign) or been dismissed as independent public accountants of TriSummit as a result of or in connection with any disagreements with TriSummit on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)The call reports of TriSummit Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2013 through the Closing Date (the “TriSummit Bank Call Reports”) have been (or will be) prepared in accordance in all material respects with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.
(c)As of the date of most recent balance sheet included in the TriSummit Financial Statements, TriSummit on a consolidated basis had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such balance sheet or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which were incurred in the ordinary course of business consistent with past practice since the date of such balance sheet.
(d)The allowance for loan loss account of TriSummit Bank as reflected in the TriSummit Bank Call Report for the quarter ended June 30, 2016, was as of such date, and the amount thereof contained in the financial books and records of TriSummit Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with TriSummit

Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.
(e)The records, systems, controls, data and information of TriSummit and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TriSummit or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on TriSummit’s (or any TriSummit Subsidiary’s) system of internal accounting controls.
(f)Since January 1, 2013, (i) neither TriSummit nor, to the knowledge of TriSummit, any director, officer, or employee of TriSummit or any of its Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TriSummit or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that TriSummit or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing TriSummit or any of its Subsidiaries, or any other person, whether or not employed by TriSummit or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by TriSummit or any of its Subsidiaries or any of their officers, directors, or employees to the Board of Directors of TriSummit or any of its Subsidiaries, or any committee thereof, or to the knowledge of TriSummit, to any director or executive officer of TriSummit or any of its Subsidiaries.
3.7    Broker’s Fees. With the exception of the engagement of BSP Securities, LLC, neither TriSummit nor any TriSummit Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  TriSummit has disclosed to HomeTrust as of the date hereof the aggregate fees provided for in connection with the engagement by TriSummit of BSP Securities, LLC related to the Merger and the Bank Merger.
3.8    Absence of Certain Changes or Events.
(a)    Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TriSummit.
(b)    Since December 31, 2015, to the date of this Agreement, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, TriSummit and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary course.
(c)    Except as set forth in Section 3.8(c) of the TriSummit Disclosure Schedule, neither TriSummit nor any TriSummit Subsidiary has taken any action since December 31, 2015 that, if taken after the date of this Agreement, would constitute a breach of any of the covenants of TriSummit contained in Section 5.2.

3.9	Legal Proceedings.

(a)    Neither TriSummit nor any of its Subsidiaries is a party to any, and there are no pending or, to TriSummit’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TriSummit or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of thirty-five thousand dollars ($35,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.
(b)    There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon TriSummit, any of its Subsidiaries or the assets of TriSummit or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).
3.10    Taxes and Tax Returns.
(a)    Each of TriSummit and its Subsidiaries has duly and timely filed (subject to applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither TriSummit nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All Taxes of TriSummit and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of TriSummit and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither TriSummit nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of TriSummit and its Subsidiaries for all years to and including 2012 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither TriSummit nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the knowledge of TriSummit, threatened disputes, claims, audits, examinations or other proceedings regarding any Tax of TriSummit and its Subsidiaries or the assets of TriSummit and its Subsidiaries.  TriSummit has made available to HomeTrust true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by TriSummit or any TriSummit Subsidiary in the last six years.  Neither TriSummit nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TriSummit and its Subsidiaries).  Neither TriSummit nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TriSummit) or (B) has any liability for the Taxes of any person or entity (other than TriSummit or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither TriSummit nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither TriSummit nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has TriSummit been a United

States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No written claim has been made in the last five (5) years by any Governmental Entity in a jurisdiction where TriSummit or a TriSummit Subsidiary does not file Tax Returns that TriSummit or such TriSummit Subsidiary is or may be subject to taxation by that jurisdiction. Neither TriSummit nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired. Neither TriSummit nor any TriSummit Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.
(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11	Employees.
(a)    Section 3.11(a) of the TriSummit Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which TriSummit, any TriSummit Subsidiary, or any trade or business of TriSummit or any of its Subsidiaries, whether or not incorporated, all of which together with TriSummit would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “TriSummit ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TriSummit or any of its Subsidiaries or any TriSummit ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of TriSummit or any of its Subsidiaries or any TriSummit ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “TriSummit Benefit Plans”).
(b)    TriSummit has heretofore made available to HomeTrust true and complete copies of each of the TriSummit Benefit Plans and, if applicable, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any TriSummit Benefit Plan, (ii) the annual reports (Forms 5500) filed with the IRS for the last two plan years with respect to each TriSummit Benefit Plan for which a Form 5500 is required to be filed, (iii) the most recently received IRS determination or opinion letters, if any, relating to a TriSummit Benefit Plan, and (iv) the most recently prepared actuarial report for each TriSummit Benefit Plan for each of the last two years.
(c)    Each TriSummit Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither TriSummit nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any TriSummit Benefit Plan, and neither TriSummit nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)    Section 3.11(d) of the TriSummit Disclosure Schedule identifies each TriSummit Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “TriSummit Qualified Plans”).  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which TriSummit may rely, with respect to each TriSummit Qualified Plan and the related trust, which letter has not been revoked (nor, to the knowledge of TriSummit, has revocation been threatened), and, to the knowledge of TriSummit, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any TriSummit Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any TriSummit Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)    Except as set forth in Section 3.11(e) of the TriSummit Disclosure Schedule, each TriSummit Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(f)    No TriSummit Benefit Plan is subject to Title IV or Section 302 of ERISA.
(g)    None of TriSummit and its Subsidiaries nor any TriSummit ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of TriSummit and its Subsidiaries nor any TriSummit ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(h)    Except as set forth in Section 3.11(h) of the TriSummit Disclosure Schedule, neither TriSummit nor any TriSummit Subsidiary sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(i)    All contributions required to be made to any TriSummit Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any TriSummit Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of TriSummit.
(j)    There are no pending or, to the knowledge of TriSummit, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to TriSummit’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any TriSummit Benefit Plan, any fiduciaries thereof with respect to their duties to a TriSummit Benefit Plan or the assets of any trust under any TriSummit Benefit Plans which could reasonably be expected to result in any material liability of TriSummit or any TriSummit Subsidiary to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a TriSummit Benefit Plan, or any other party.
(k)    None of TriSummit, any TriSummit Subsidiary nor any TriSummit ERISA Affiliate, nor to the knowledge of TriSummit any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the TriSummit Benefit Plans or their related trusts, TriSummit, any TriSummit Subsidiary, any TriSummit ERISA Affiliate or any person that TriSummit or any TriSummit Subsidiary has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l)    Except as set forth in Section 3.11(l) of the TriSummit Disclosure Schedule, neither the execution and delivery of this Agreement by TriSummit nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of TriSummit or any of its Subsidiaries, or result in any limitation on the right of TriSummit or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TriSummit Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TriSummit or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither TriSummit nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require TriSummit or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No TriSummit Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  TriSummit has made available to HomeTrust copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
(m)    There are no pending or, to TriSummit’s knowledge, threatened labor grievances or unfair labor practice or discrimination claims or charges against TriSummit or any of its Subsidiaries, or any strikes or other labor disputes against TriSummit or any of its Subsidiaries.  Neither TriSummit nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TriSummit or any of its Subsidiaries and, to the knowledge of TriSummit, there are no organizing efforts by any union or other group seeking to represent any employees of TriSummit or any of its Subsidiaries.
3.12    Compliance with Applicable Law. TriSummit and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith) and to the knowledge of TriSummit, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  TriSummit and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to TriSummit or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  TriSummit Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of TriSummit, or its Subsidiaries, or to the knowledge of TriSummit any director, officer, employee, agent or other person acting on behalf of TriSummit or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TriSummit or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TriSummit or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TriSummit or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of TriSummit or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for TriSummit or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TriSummit or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. To the knowledge of TriSummit, there is no reasonable basis for any Governmental Entity or other person to assert any claim against TriSummit or any of its Subsidiaries for damages, penalties or other relief based on any violation of law, statute, order, rule, regulation, policy and/or guidance of any Governmental Entity.

3.13	Certain Contracts.
(a)    Except as set forth in Section 3.13(a) of the TriSummit Disclosure Schedule, as of the date hereof, neither TriSummit nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, TriSummit shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from HomeTrust, TriSummit, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which requires a third party to refer business to TriSummit or any of its Subsidiaries, or requires TriSummit or any of its Subsidiaries to refer business to a third party, (iv) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by TriSummit or any of its Subsidiaries or affiliates, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to engage in any line of business, (vi) in respect of any collective bargaining or similar agreement with or to a labor union or guild, (vii) (including any TriSummit Benefit Plan) any of the benefits under which will be increased, or the vesting of the benefits under which will be accelerated, by the occurrence of the execution and delivery of this Agreement, TriSummit shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement, (viii) that relates to the incurrence of indebtedness by TriSummit or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (ix) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of TriSummit or its Subsidiaries, (x) that involves the payment by TriSummit or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by TriSummit or any of its Subsidiaries on sixty days or less notice without any required payment or other conditions, other than the condition of notice), (xi) that pertains to the leasing of real property, (xii) that obligates TriSummit or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xiii) with any Governmental Entity, (xiv) that was not entered into in the ordinary course of business, (xv) that imposes potential recourse obligations on TriSummit or any TriSummit Subsidiary in connection with the sale of loans or loan participations, (xvi) for the subservicing of loans, or (xvii) that provides for contractual indemnification to any director, officer, employee or independent contractor of TriSummit or any TriSummit Subsidiary.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the TriSummit Disclosure Schedule, is referred to herein as a “TriSummit Contract.”
(b)    To the knowledge of TriSummit, (i) each TriSummit Contract is valid and binding on TriSummit or one of its Subsidiaries, as applicable, and in full force and effect, (ii) TriSummit and each of its Subsidiaries has performed all material obligations required to be performed by it under each TriSummit Contract, (iii) each third-party counterparty to each TriSummit Contract has performed all material obligations required to be performed by it under such TriSummit Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of TriSummit or any of its Subsidiaries under any such TriSummit Contract.
3.14    Agreements with Regulatory Agencies. Except as set forth in Section 3.14 of the TriSummit Disclosure Schedule, neither TriSummit nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, in each case that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the TriSummit Disclosure Schedule, a “TriSummit Regulatory Agreement”), nor has TriSummit or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such TriSummit Regulatory Agreement.
3.15    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of TriSummit or any TriSummit Subsidiary or for the account of a customer of TriSummit or a TriSummit Subsidiary or relating to a Loan (as defined in Section 3.25), were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of TriSummit or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  TriSummit and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to TriSummit’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. All risk management instruments in effect on the date of this Agreement for the account of a customer or relating to a Loan are set forth in Section 3.15 of the TriSummit Disclosure Schedule.
3.16    Environmental Matters. Each of TriSummit and the TriSummit Subsidiaries is in compliance, and has complied, in all material respects with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of TriSummit, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on TriSummit or any of its Subsidiaries of any liability or obligation in excess of fifty thousand dollars ($50,000) in the aggregate arising under any Environmental Law.  To the knowledge of TriSummit, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither TriSummit nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation under any Environmental Law. To the knowledge of TriSummit, there are no underground storage tanks located at any TriSummit Owned Property (as defined in Section 3.18).
3.17    Investment Securities, Commodities and BOLI.
(a)    Each of TriSummit and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of TriSummit or its Subsidiaries.  Such securities and commodities are valued on the books of TriSummit in accordance with GAAP.
(b)    TriSummit and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that TriSummit believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, TriSummit has made available to HomeTrust the material terms of such policies, practices and procedures.
(c)    Section 3.17(c) of the TriSummit Disclosure Schedule sets forth a true, correct and complete list of all bank owned life insurance (“BOLI”) owned by TriSummit or its Subsidiaries,

including the value of its BOLI. TriSummit and its Subsidiaries have taken all actions necessary to comply in all material respects with applicable law in connection with the purchase and maintenance of its BOLI.  The value of such BOLI is fairly and accurately reflected in the most recent balance sheet included in the TriSummit Financial Statements in accordance with GAAP. Except as set forth in Section 3.17(c) of the TriSummit Disclosure Schedule, all BOLI set forth in Section 3.17(c) of the TriSummit Disclosure Schedule is owned solely by TriSummit or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI.   Neither TriSummit nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
3.18    Real Property. TriSummit or a TriSummit Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the TriSummit Financial Statements as being owned by TriSummit or a TriSummit Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “TriSummit Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such TriSummit Financial Statements or acquired after the date thereof (except for leases that have terminated or expired by their terms since the date thereof) (the “TriSummit Leased Properties” and, collectively with the TriSummit Owned Properties, the “TriSummit Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to TriSummit’s knowledge, the lessor.  There are no pending or, to the knowledge of TriSummit, threatened condemnation proceedings against any TriSummit Real Property.
3.19    Intellectual Property. Each of TriSummit and its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on TriSummit: (i) (A) the use of any Intellectual Property by TriSummit and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which TriSummit or any TriSummit Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing that TriSummit or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is, to the knowledge of TriSummit, challenging, infringing on or otherwise violating any right of TriSummit or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to TriSummit or its Subsidiaries, and (iii) neither TriSummit nor any TriSummit Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TriSummit or any TriSummit Subsidiary, and TriSummit and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TriSummit and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.
3.20    Related Party Transactions. Except as set forth in Section 3.20 of the TriSummit Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between TriSummit or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of TriSummit or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding TriSummit Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of TriSummit), on the other hand, except those of a type available to employees of TriSummit or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.
3.21    State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of TriSummit has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to TriSummit or any of its Subsidiaries.
3.22    Reorganization. Neither TriSummit nor TriSummit Bank has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of TriSummit has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from BSP Securities, LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of TriSummit Common Stock and TriSummit Series A Preferred Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24    TriSummit Information. The information relating to TriSummit and its Subsidiaries which is provided by TriSummit or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25	Loan Portfolio.

(a)    As of the date hereof, except as set forth in Section 3.25(a) of the TriSummit Disclosure Schedule, neither TriSummit nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TriSummit or any Subsidiary of TriSummit is a creditor and which, as of August 31, 2016, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of TriSummit or any TriSummit Subsidiary or with any holder of 5% or more of the outstanding TriSummit Common Stock, or to the knowledge of TriSummit, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the TriSummit Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of TriSummit and its Subsidiaries that, as of August 31, 2016, were classified by TriSummit as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of TriSummit or any of its Subsidiaries that, as of August 31, 2016, was classified as “Other Real Estate Owned” and the book value thereof.
(b)    To TriSummit’s knowledge, each Loan of TriSummit and the TriSummit Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TriSummit or a TriSummit Subsidiary as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.
(c)    Except for Loans acquired by TriSummit Bank by way of its acquisition of Community National Bank of the Lakeway Area, each outstanding Loan originated, administered and/or serviced by TriSummit or any TriSummit Subsidiary was originated, administered and/or serviced, by TriSummit or a TriSummit Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of TriSummit or the TriSummit Subsidiary (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    With respect to Loans serviced by TriSummit or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in all material respects in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.25(d) of the TriSummit Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the TriSummit Financial Statements is reflected net of an adequate reserve for future loss exposure of TriSummit and its Subsidiaries relating to such Loans.

(e)    None of the agreements pursuant to which TriSummit or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(f)    There are no outstanding Loans made by TriSummit or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the

Federal Reserve Board) of TriSummit or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)    Neither TriSummit nor any TriSummit Subsidiary is now nor has been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26    Insurance.  TriSummit and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TriSummit reasonably has determined to be prudent and consistent with industry practice, and TriSummit and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TriSummit and the TriSummit Subsidiaries, TriSummit or the relevant TriSummit Subsidiary is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in a due and timely fashion.
3.27    Fiduciary Business. Each of TriSummit and each TriSummit Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28    Books and Records. The corporate record books (in all material respects) and the stock (ownership) record books (in all respects) of TriSummit and the TriSummit Subsidiaries are complete and accurate and reflect all material meetings, consents, and other actions of the board of directors and shareholders (owners) of TriSummit and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29    Indemnification. To the knowledge of TriSummit, no action or failure to take action by any present or former director, officer, employee or agent of TriSummit or any TriSummit Subsidiary has occurred which would give rise to a claim by any such individual for indemnification from TriSummit or any of its Subsidiaries.

3.30    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the TriSummit Disclosure Schedule), neither TriSummit nor any other person has made or makes, or shall be deemed to have made or make, any express or implied representation or warranty, either written or oral, with respect to or in connection with this Agreement or any of the transactions contemplated hereby, or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOMETRUST

Except (i) as disclosed in the disclosure schedule delivered by HomeTrust to TriSummit concurrently herewith (the “HomeTrust Disclosure Schedule”); provided, that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the

HomeTrust Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HomeTrust that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any HomeTrust Reports (as defined in Section 4.12) filed with the SEC by HomeTrust prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” any “forward-looking statements” disclosures or disclaimers, and any other statements or disclosures that are similarly non-specific or that are cautionary, predictive or forward-looking in nature), HomeTrust hereby represents and warrants to TriSummit as follows:

4.1    Corporate Organization.

(a)    HomeTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a financial holding company duly registered under the BHC Act.  HomeTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HomeTrust.  True and complete copies of the articles of incorporation of HomeTrust (the “HomeTrust Articles”) and the bylaws of HomeTrust (the “HomeTrust Bylaws”), as in effect as of the date of this Agreement, have previously been made available by HomeTrust to TriSummit.

(b)    Each Subsidiary of HomeTrust (a “HomeTrust Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on HomeTrust, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any HomeTrust Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of HomeTrust Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the HomeTrust Disclosure Schedule sets forth a true and complete list of all HomeTrust Subsidiaries.

4.2    Capitalization.

(a)    The authorized capital stock of HomeTrust consists of 60,000,000 shares of HomeTrust Common Stock and 10,000,000 shares of preferred stock, $0.01 value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 17,998,750 shares of HomeTrust Common Stock issued and outstanding, including 529,800 shares of HomeTrust Common Stock granted in respect of outstanding awards of restricted HomeTrust Common Stock under the HomeTrust Stock Plans (as defined below) (a “HomeTrust Restricted Stock Award”), (ii) no shares of HomeTrust Common Stock held as treasury stock, (iii) 1,529,300 shares of HomeTrust Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of HomeTrust Common Stock granted under the HomeTrust Stock Plans (“HomeTrust Stock Options”), (iv) 766,050 shares of HomeTrust Common Stock reserved for issuance pursuant to future grants under the HomeTrust Stock Plans, and (v) no other shares of capital stock or other voting securities of HomeTrust issued, reserved for issuance or outstanding.  As used herein, the “HomeTrust Stock Plans” means all employee and/or director equity incentive plans of HomeTrust in effect as of the date of this Agreement.  All of the issued and outstanding shares of HomeTrust Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of HomeTrust may vote or (B) trust preferred or subordinated debt securities of HomeTrust or any of its Subsidiaries or affiliates issued or outstanding.  Other than HomeTrust Stock Options issued prior to the date of this Agreement and the HomeTrust Rights Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating HomeTrust to issue, transfer, sell, purchase, redeem or otherwise acquire, any of its capital stock or other securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the HomeTrust Common Stock.  Other than the HomeTrust Stock Options and the HomeTrust Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of HomeTrust or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)    HomeTrust owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the HomeTrust Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to HomeTrust Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No HomeTrust Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3        Authority; No Violation.

(a)    HomeTrust has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of HomeTrust and no other corporate action on the part of HomeTrust is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by HomeTrust and (assuming due authorization, execution and delivery by TriSummit) constitutes a valid and binding obligation of HomeTrust, enforceable against HomeTrust in accordance with its terms (except as enforceability may be limited by the Enforceability Exception).  The shares of HomeTrust Common Stock to be issued in the Merger have been duly and validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of HomeTrust has or will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by HomeTrust or the Bank Plan of Merger by HomeTrust Bank, nor the consummation of the Merger by HomeTrust or the Bank Merger by HomeTrust Bank, nor compliance by HomeTrust or HomeTrust Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the HomeTrust Articles or HomeTrust Bylaws or the organization or governing documents of any HomeTrust Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HomeTrust, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HomeTrust or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other material instrument or obligation to which HomeTrust or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4    Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by HomeTrust of this Agreement or (ii) the consummation by HomeTrust of the Merger and the consummation by HomeTrust Bank of the Bank Merger. As of the date hereof, HomeTrust is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5    Reports.  HomeTrust and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of HomeTrust and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of HomeTrust, investigation into the business or operations of HomeTrust or any of its Subsidiaries since January 1, 2013.  There (i) is no material unresolved violation, criticism, or exception cited by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of HomeTrust or any of its Subsidiaries and (ii) have been no formal or, to the knowledge of HomeTrust, informal inquiries by, or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of HomeTrust or any of its Subsidiaries since January 1, 2013.

4.6    Financial Statements, Accounting and Internal Controls.

(a)         The financial statements of HomeTrust and its Subsidiaries included (or incorporated by reference) in the HomeTrust Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HomeTrust and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity and consolidated financial position of HomeTrust and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the lack of footnotes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The financial and accounting books and records of HomeTrust and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Dixon Hughes Goodman LLP has not resigned (or informed HomeTrust that it intends to resign) or been dismissed as independent public accountants of HomeTrust as a result of or in connection with any disagreements with HomeTrust on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither HomeTrust nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected on an audited balance or the notes thereto in accordance with GAAP other than those reflected on the consolidated balance sheet of HomeTrust and its Subsidiaries (or the notes thereto) included in HomeTrust’s Annual Report on Form 10-K for the year ended June 30, 2016 and for liabilities incurred thereafter none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on HomeTrust.

(c)    The records, systems, controls, data and information of HomeTrust and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HomeTrust or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on HomeTrust’s (or any HomeTrust Subsidiary’s) system of internal controls.  HomeTrust (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to HomeTrust, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of HomeTrust by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HomeTrust’s outside auditors and the audit committee of HomeTrust’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HomeTrust’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HomeTrust’s internal controls over financial reporting.  These disclosures were made in writing by management to HomeTrust’s auditors and audit committee and a copy has previously been made available to TriSummit.  There is no reason to believe that HomeTrust’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2013, (i) neither HomeTrust nor any of its Subsidiaries, nor, to the knowledge of HomeTrust, any director, officer, auditor, accountant or representative of HomeTrust or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HomeTrust or any of its Subsidiaries or its or their internal accounting controls, including any material complaint, allegation, assertion or claim that HomeTrust or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing HomeTrust or any of its Subsidiaries, whether or not employed by HomeTrust or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HomeTrust or any HomeTrust Subsidiary or by any of HomeTrust’s or HomeTrust Subsidiaries’ officers, directors, employees or agents to the Board of Directors of HomeTrust or any HomeTrust Subsidiary or any committee thereof or, to the knowledge of HomeTrust, to any director or officer of HomeTrust or any HomeTrust Subsidiary.

(e)    The allowance for loan loss account of HomeTrust Bank as reflected in HomeTrust Bank’s call report as originally filed for the quarter ended June 30, 2016, was as of such date, and the amount thereof contained in the financial books and records of HomeTrust Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with HomeTrust Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

4.7    Broker’s Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, neither HomeTrust nor any HomeTrust Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  HomeTrust has disclosed to TriSummit as of the date hereof the aggregate fees provided for in connection with the engagement by HomeTrust of Keefe, Bruyette & Woods related to the Merger and the Bank Merger.

4.8    Absence of Certain Changes or Events.

(a)    Since June 30, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HomeTrust.

(b)    Since June 30, 2016 to the date of this Agreement, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, HomeTrust and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9    Legal Proceedings.

(a)    Neither HomeTrust nor any of its Subsidiaries is a party to any, and there are no pending or, to HomeTrust’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HomeTrust or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of two hundred and fifty thousand dollars ($250,000) or seeking injunctive or equitable relief, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon HomeTrust, any of its Subsidiaries or the assets of HomeTrust or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10    Taxes and Tax Returns.  Each of HomeTrust and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither HomeTrust nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All Taxes of HomeTrust and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of HomeTrust and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither HomeTrust nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of HomeTrust and its Subsidiaries for all years to and including 2011 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither HomeTrust nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of HomeTrust and its Subsidiaries or the assets of HomeTrust and its Subsidiaries.  HomeTrust has made available to TriSummit true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither HomeTrust nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HomeTrust and its Subsidiaries).  Neither HomeTrust nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither HomeTrust nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has HomeTrust been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No claim has been made in the last five (5) years by any Governmental Entity in a jurisdiction where HomeTrust or a HomeTrust Subsidiary does not file Tax Returns that HomeTrust or such HomeTrust Subsidiary is or may be subject to taxation by that jurisdiction. There has not been an ownership change, as defined in Section 382(g) of the Code, that occurred during or after any taxable period in which HomeTrust or any of its Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of HomeTrust immediately preceding the date of this Agreement.

4.11    Employees.

(a)    As used in this Agreement, the term “HomeTrust Benefit Plans” means all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which HomeTrust, any HomeTrust Subsidiary, or any trade or business of HomeTrust or any of its Subsidiaries, whether or not incorporated, all of which together with HomeTrust would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “HomeTrust ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by HomeTrust or any of its Subsidiaries or any HomeTrust ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of HomeTrust or any of its Subsidiaries or any HomeTrust ERISA Affiliate.

(b)    Each HomeTrust Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither HomeTrust nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any HomeTrust Benefit Plan, and neither HomeTrust nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c)    The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which HomeTrust may rely, with respect to each HomeTrust Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “HomeTrust Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of HomeTrust, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any HomeTrust Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any HomeTrust Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d)         Each HomeTrust Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(e)         No HomeTrust Benefit Plan is subject to Title IV or Section 302 of ERISA.

(f)    All contributions required to be made to any HomeTrust Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any HomeTrust Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of HomeTrust.

(g)    There are no pending or, to the knowledge of HomeTrust, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to HomeTrust’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any HomeTrust Benefit Plan, any fiduciaries thereof with respect to their duties to a HomeTrust Benefit Plan or the assets of any trust under any HomeTrust Benefit Plan which could reasonably be expected to result in any material liability of HomeTrust or any HomeTrust Subsidiary to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a HomeTrust Benefit Plan, or any other party.

(h)        None of HomeTrust and its Subsidiaries nor any HomeTrust ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the HomeTrust Benefit Plans or their related trusts, HomeTrust, any of its Subsidiaries, any HomeTrust ERISA Affiliate or any

person that HomeTrust or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of HomeTrust or any of its Subsidiaries, or result in any limitation on the right of HomeTrust or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HomeTrust Benefit Plan or related trust.  The transactions contemplated by this Agreement will not cause or require HomeTrust or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(j)    Except as set forth in Section 4.11(j) of the HomeTrust Disclosure Schedule, there are no pending or, to HomeTrust’s knowledge, threatened labor grievances or unfair labor practice or discrimination claims or charges against HomeTrust or any of its Subsidiaries, or any strikes or other labor disputes against HomeTrust or any of its Subsidiaries.  Neither HomeTrust nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of HomeTrust or any of its Subsidiaries and, to the knowledge of HomeTrust, there are no organizing efforts by any union or other group seeking to represent any employees of HomeTrust or any of its Subsidiaries.

4.12    SEC Reports.  HomeTrust has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that HomeTrust has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2014, and (i) none of such filings contained, as of the respective dates thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) all of such filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. HomeTrust has previously made available to TriSummit an accurate, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by HomeTrust pursuant to the Securities Act or the Exchange Act since January 1, 2015, and prior to the date hereof (the “HomeTrust Reports”) and (b) communication mailed by HomeTrust to its shareholders since January 1, 2015 and prior to the date hereof. No executive officer of HomeTrust has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the HomeTrust Reports. HomeTrust has not received notice from the SEC that either HomeTrust or any of the HomeTrust Reports are the subject of any ongoing review by the SEC or any outstanding SEC investigation (whether formal or informal), including without limitation any voluntary document request.

4.13    Compliance with Applicable Law.  HomeTrust and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HomeTrust, and to the knowledge of HomeTrust, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  HomeTrust and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to HomeTrust or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  HomeTrust Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of HomeTrust, or its Subsidiaries, or to the knowledge of HomeTrust any director, officer, employee, agent or other person acting on behalf of HomeTrust or any of its Subsidiaries has, directly or indirectly, (i) used any funds of HomeTrust or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of HomeTrust or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of HomeTrust or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of HomeTrust or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for HomeTrust or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for HomeTrust or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.14    Agreements with Regulatory Agencies.  Neither HomeTrust nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the HomeTrust Disclosure Schedule, a “HomeTrust Regulatory Agreement”), nor has HomeTrust or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such HomeTrust Regulatory Agreement.

4.15    Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of HomeTrust or any of its Subsidiaries or for the account of a customer of HomeTrust or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of HomeTrust or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  HomeTrust and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to HomeTrust’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16      Environmental Matters.  HomeTrust and its Subsidiaries are in compliance, and have complied, in all material respects with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of HomeTrust, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on HomeTrust or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law.  To the knowledge of HomeTrust, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither HomeTrust nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation under any Environmental Law.
4.17    Investment Securities and Commodities.
(a)         Each of HomeTrust and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of HomeTrust or its Subsidiaries.  Such securities and commodities are valued on the books of HomeTrust in accordance with GAAP.

(b)    HomeTrust and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that HomeTrust believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, HomeTrust has made available to TriSummit the material terms of such policies, practices and procedures.

4.18      Real Property.  HomeTrust or a HomeTrust Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the HomeTrust Reports as being owned by HomeTrust or a HomeTrust Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “HomeTrust Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such HomeTrust Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “HomeTrust Leased Properties” and, collectively with the HomeTrust Owned Properties, the “HomeTrust Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to HomeTrust’s knowledge, the lessor.  There are no pending or, to the knowledge of HomeTrust, threatened condemnation proceedings against any HomeTrust Real Property.

4.19     Intellectual Property.  HomeTrust and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on HomeTrust: (i) (A)  the use of any Intellectual Property by HomeTrust and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which HomeTrust or any HomeTrust Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to HomeTrust that HomeTrust or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of HomeTrust or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to HomeTrust or its Subsidiaries, and (iii) neither HomeTrust nor any HomeTrust Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by HomeTrust or any HomeTrust Subsidiary, and HomeTrust and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by HomeTrust and its Subsidiaries.

4.20    Reorganization.  Neither HomeTrust nor HomeTrust Bank has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21    Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of HomeTrust has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to HomeTrust.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22    HomeTrust Information.  The information relating to HomeTrust and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to HomeTrust and its Subsidiaries that is provided by HomeTrust or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to TriSummit or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.23    Loan Portfolio.

(a)         As of the date hereof, except as set forth in Section 4.23(a) of the HomeTrust Disclosure Schedule, neither HomeTrust nor any of its Subsidiaries is a party to (i) any Loan in which HomeTrust or any Subsidiary of HomeTrust is a creditor with an outstanding balance of $250,000 or more and under the terms of which the obligor was as of August 31, 2016 over ninety days or more delinquent in payment of principal or interest or (ii) Loans with an aggregate outstanding balance of $500,000 or more with any director, executive officer or 5% or greater shareholder of HomeTrust or any of its Subsidiaries, or to the knowledge of HomeTrust, any affiliate of any of the foregoing. Set forth in Section 4.23(a) of the HomeTrust Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of HomeTrust and its Subsidiaries that, as of August 31, 2016, were classified by HomeTrust or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of HomeTrust or any of its Subsidiaries that, as of August 31, 2016, was classified as “Other Real Estate Owned” and the book value thereof.

(b)    To HomeTrust’s knowledge, each Loan of HomeTrust and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of HomeTrust and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)    Except as would not reasonably be expected to result in a material loss to HomeTrust on a consolidated basis, the outstanding Loans originated, administered and/or serviced by HomeTrust or any of its Subsidiaries were originated, administered and/or serviced, by HomeTrust or a HomeTrust Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of HomeTrust and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    Neither HomeTrust nor any of its Subsidiaries is now or has been since January 1, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.24    Insurance.  HomeTrust and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of HomeTrust reasonably has determined to be prudent and consistent with industry practice, and HomeTrust and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of HomeTrust and its Subsidiaries, HomeTrust or the relevant HomeTrust Subsidiary is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in a due and timely fashion.

4.25    Ownership of TriSummit Capital Stock. Neither HomeTrust nor any of its Subsidiaries owns any TriSummit capital stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.26    Tax Benefits Preservation Plan. The execution of this Agreement and the consummation of the Merger or other transactions contemplated hereby, including the issuance to TriSummit shareholders, and the receipt by such shareholders, of shares of HomeTrust Common Stock pursuant to the terms of this Agreement will not trigger any rights under the HomeTrust Tax Benefits Presentation Plan dated as of September 25, 2012, as amended.

4.27    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the HomeTrust Disclosure Schedule), neither HomeTrust nor any other person has made or makes, or shall be deemed to have made or make, any express or implied representation or warranty, either written or oral, with respect to or in connection with this Agreement or any of the transactions contemplated hereby, or otherwise.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    TriSummit Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of HomeTrust, during the period from the date of this Agreement to the Effective Time, TriSummit shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of TriSummit or HomeTrust or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.2(d)) or to consummate the transactions contemplated hereby.
5.2    TriSummit Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, TriSummit shall not, and shall not permit any TriSummit Subsidiary to, without the prior written consent of HomeTrust (which shall not be unreasonably withheld, conditioned or delayed with respect to subsections (g), (l), (m), (n), (o), (r) and (u)):
(a)    Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitments to acquire any shares of its capital stock or other ownership interests, except pursuant to the exercise of TriSummit Option Awards and TriSummit Warrants outstanding on the date hereof and the deemed automatic conversion as of the Effective Time of each outstanding share of TriSummit Series A Preferred Stock to one share of TriSummit Common Stock; or modify or amend any of the terms of any outstanding TriSummit Option Awards or TriSummit Warrants, except for the extension of the expiration date of the outstanding TriSummit Warrants until the earlier of June 30, 2017 and the day next following the Effective Time and the amendment of the TriSummit Option Awards consistent with the forms of option award amendments attached hereto as Exhibit C.
(b)    Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)    Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) dividends from wholly owned Subsidiaries to TriSummit or to another wholly owned Subsidiary of TriSummit or (B) accrued dividends on the TriSummit Series B Preferred Stock, TriSummit Series C Preferred Stock and TriSummit Series D Preferred Stock); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock or other ownership interests, or rights with respect to the foregoing, other than the redemption of the outstanding TriSummit Series B Preferred Stock, the outstanding TriSummit Series C Preferred Stock and the outstanding TriSummit Series D Preferred Stock.
(d)    Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or independent contractor of TriSummit or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) severance in accordance with past practice, (D) incentive bonuses to employees as described and set forth in Section 5.2(d) of the TriSummit Disclosure Schedule, and (E) changes that are required by applicable law; (ii) hire any new employees except to replace terminated employees; or (iii) promote any employee to a rank of vice president or a more senior position except to fill a vacated position; or (iv) pay aggregate expenses of more than six thousand dollars ($6,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.
(e)Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any TriSummit Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)Dispositions. Sell, transfer, mortgage, lease or encumber any of its material assets or properties except in the ordinary course of business consistent with past practice and, in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)Leases or Licenses. Except as set forth in Section 5.2(g) of the TriSummit Disclosure Schedule, enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.
(h)Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any person or entity.
(i)Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving HomeTrust or HomeTrust Bank a first right of refusal to acquire such Loan or Loan participation); or sell or acquire any servicing rights.
(j)Governing Documents. Amend its organizational or governing documents.

(k)Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)Contracts. Except as set forth in Section 5.2(g) of the TriSummit Disclosure Schedule, enter into or terminate any TriSummit Contract or amend or modify in any material respect or renew (other than necessary renewals in the ordinary course of business for a term not in excess of one year) any existing TriSummit Contract.
(m)Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to TriSummit or any of its Subsidiaries under any insurance policy maintained by TriSummit or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to TriSummit and its Subsidiaries, taken as a whole.
(n)Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither TriSummit nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)Deposit Taking and Other Bank Activities. In the case of TriSummit Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) except as set forth in Section 5.2(o) of the TriSummit Disclosure Schedule, incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with an “AA” rating or better with a projected average life of less than two years purchased or acquired in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except pursuant to commitments in effect as of the date of this Agreement set forth in Section 5.2(q) of the TriSummit Disclosure Schedule and except for emergency repairs or replacements; provided in no event will it purchase or lease computer equipment that is not compatible with the computer equipment currently used by HomeTrust Bank.
(r)Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply in any material respect with such policies in effect as of the date of this Agreement; or (ii) make any Loans or extensions of credit except in the ordinary course of business consistent with past practice and TriSummit Bank’s existing lending policies as of the date of this Agreement, provided that any unsecured Loan or extension of credit in excess of fifty thousand dollars ($50,000) and any secured Loan or extension of credit equal to or in excess of five hundred thousand dollars ($500,000) shall require the prior written approval of the Chief Risk Officer of HomeTrust Bank or his designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.
(s)Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of TriSummit’s representations and warranties set forth in Article III of this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of six months; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)Communication. Make any written communications to the officers or employees of TriSummit or any of its Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of TriSummit or any of its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing HomeTrust with a copy or written description of the intended communication and providing HomeTrust with a reasonable period of time to review and comment on the communication.
(x)Business Premises. (i) Except as set forth in Section 5.2(x) of the TriSummit Disclosure Schedule, engage in or conduct any demolition, remodeling or modifications or alterations to any of its business premises unless required by applicable law or reasonably necessary to ensure satisfaction of Section 5.2(x)(ii) or (ii) fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as the date hereof, ordinary wear and tear excepted.
(y)Merger, Reorganization, Dissolution. Merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries.

(z)Liens. Subject any of its assets or properties to any Lien (other Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).
(aa)Charitable Contributions. Make any charitable or similar contributions in excess of twenty-five thousand dollars ($25,000) in the aggregate.
(ab)New Products or Lines of Business. Except as set forth in Section 5.2(bb) of the TriSummit Disclosure Schedule, develop, market or implement any new products or lines of business.
(ac)Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.
(ad)Performance of Obligations. Take any action that is likely to materially impair TriSummit’s ability to perform any of its obligations under this Agreement or TriSummit Bank’s ability to perform any of its obligations under the Bank Plan of Merger.
(ae)Commitments. Agree or commit to do any of the foregoing.
5.3    HomeTrust Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of TriSummit, during the period from the date of this Agreement to the Effective Time, HomeTrust shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of TriSummit or HomeTrust or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.
5.4    HomeTrust Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of TriSummit, during the period from the date of this Agreement to the Effective Time, HomeTrust shall not, and shall not permit any of its Subsidiaries to:
(a)    Capital Stock. Amend its articles of incorporation or bylaws or other governing documents in a manner that would, or could reasonably be expected to, adversely affect the economic benefits of the Merger to the holders of TriSummit Common Stock or TriSummit Series A Preferred Stock.
(b)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of HomeTrust’s representations and warranties set forth in Article IV of this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(c)    Merger, Reorganization, Dissolution. Merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries.

(d)    Performance Obligations. Take any action that is likely to materially impair HomeTrust’s ability to perform any of its obligations under this Agreement or HomeTrust Bank’s ability to perform any of its obligations under the Bank Plan of Merger.
(e)    Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1    Regulatory Matters.
(a)    As promptly as practicable following the date of this Agreement, HomeTrust shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by HomeTrust and TriSummit, will be included. Each of HomeTrust and TriSummit shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of TriSummit and HomeTrust shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, TriSummit shall thereafter mail or deliver the Proxy Statement to the holders of TriSummit Common Stock and TriSummit Series A Preferred Stock. HomeTrust shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TriSummit shall furnish all information concerning TriSummit and the holders of TriSummit Common Stock and TriSummit Series A Preferred Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to TriSummit or HomeTrust, or any of their respective Subsidiaries, affiliates, directors or officers, is discovered by TriSummit or HomeTrust that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party with knowledge of such event or that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such event or information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the holders of TriSummit Common Stock and TriSummit Series A Preferred Stock.
(b)    In addition to their obligations pursuant to Section 6.1(a), TriSummit and HomeTrust shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. HomeTrust and TriSummit shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of HomeTrust Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or requests of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of TriSummit and HomeTrust, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)    Subject to the terms and conditions set forth in this Agreement, HomeTrust and TriSummit shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of TriSummit (in the case of HomeTrust) or HomeTrust (in the case of TriSummit) to consummate the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, (iv) the filing or provision of all notices to Regulatory Agencies and customers, and the posting of written notices at branch locations relating to branch closures, and (v) the execution and delivery of any additional instruments necessary to consummate the Merger or the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation to effect all applications, notices, petitions and filings necessary to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals, waivers and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, HomeTrust shall, and shall cause HomeTrust Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board, the TDFI, the Commissioner, and the FDIC, if applicable, within thirty (30) days after the date hereof. TriSummit and HomeTrust shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to TriSummit or HomeTrust, as the case may be, and any of their respective Subsidiaries, affiliates, directors, directors, employees, and shareholders, that appears in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)    Each of HomeTrust and TriSummit shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of HomeTrust, TriSummit or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)    Each of HomeTrust and TriSummit shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).
6.2    Access to Information; Current Information; Consultation.
(a)    Upon reasonable notice and subject to applicable laws, each of HomeTrust and TriSummit, for the purposes of verifying the representations and warranties of the other, compliance by a party and its Subsidiaries with the covenants and agreements of such party herein, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, information technology systems, and records, and each party shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally. From the date of this Agreement to the Effective Time, each of HomeTrust and TriSummit shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither HomeTrust nor TriSummit nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of HomeTrust’s or TriSummit’s, or their respective Subsidiaries’, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    TriSummit shall permit, and shall cause its Subsidiaries to permit, HomeTrust and/or an environmental consulting firm selected by HomeTrust, at the sole expense of HomeTrust, to conduct phase I and/or phase II environmental audits, studies and tests on the TriSummit Real Property (but subject to the consent of lessors with respect to TriSummit Leased Properties), and HomeTrust shall promptly provide, or shall cause to be promptly provided, to TriSummit the results of any such audits, studies, or tests; provided, however, that prior to conducting any phase II environmental audits, studies or tests, HomeTrust shall consult with TriSummit regarding the scope of the same. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at HomeTrust's sole expense), HomeTrust shall indemnify TriSummit and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)    Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, TriSummit shall, upon the reasonable request of HomeTrust, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of HomeTrust regarding the financial condition, operations and business of TriSummit and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. To the extent permissible under applicable law, as soon as reasonably available, but in no event more than five (5) business days after filing, TriSummit will deliver to HomeTrust all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all TriSummit Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the TDFI. TriSummit will also deliver to HomeTrust as soon as reasonably practicable all quarterly and annual financial statements of TriSummit and its Subsidiaries prepared with respect to periods ending after June 30, 2016. As soon as reasonably practicable after the end of each month, TriSummit will deliver to HomeTrust in electronic form (i) the monthly deposit and loan trial balances of TriSummit Bank, (ii) the monthly analysis of TriSummit Bank's investment portfolio, (iii) a monthly balance sheet and income statement of TriSummit and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.25(a) of the TriSummit Disclosure Schedule for the then current period.
(d)    During the period from the date hereof to the Effective Time, TriSummit shall provide to HomeTrust, within three business days after the subject meeting, the board package submitted to the members of TriSummit’s Board of Directors for each TriSummit board meeting; provided however, that the board packages provided to HomeTrust may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials the disclosure of which to HomeTrust would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the TriSummit Board of Directors to be confidential.
(e)    All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of May 19, 2016 (the “Confidentiality Agreement”).
(f)    No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3    Shareholder Meeting. TriSummit shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Tennessee, the TriSummit Charter and the TriSummit Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “TriSummit Shareholder Meeting”), for the purpose of seeking the TriSummit Shareholder Approval, within ten (10) days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the TriSummit Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable efforts to (x) cause the TriSummit Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the TriSummit Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement and in all communications with shareholders regarding this Agreement or the transactions contemplated herein the recommendation of the TriSummit Board of Directors that the TriSummit shareholders approve this Agreement and the Merger (the “TriSummit Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, TriSummit shall not be required to hold the TriSummit Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the TriSummit Shareholder Meeting.
6.4    Reservation of HomeTrust Common Stock; Nasdaq Listing.
(a)    HomeTrust agrees to reserve a sufficient number of shares of HomeTrust Common Stock to fulfill its obligations under this Agreement, including for payment of the stock portion of the aggregate Merger Consideration in the Merger, payment of the stock portion of the Merger Consideration upon the exercise of TriSummit Warrants after completion of the Merger, and to satisfy the exercise of Adjusted Options.
(b)    HomeTrust shall use its best efforts to cause the shares of HomeTrust Common Stock to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5    Employee Matters.
(a)    As soon as practicable following the Effective Time, HomeTrust shall cause HomeTrust Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees who are full-time employees of TriSummit Bank on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of HomeTrust Bank; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of HomeTrust Bank; and (ii) until such time as Covered Employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of HomeTrust Bank, a Covered Employee's continued participation in employee benefit plans and compensation opportunities of TriSummit Bank shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the HomeTrust Benefit Plans may commence at different times with respect to each HomeTrust Benefit Plan).
(b)    To the extent that a Covered Employee becomes eligible to participate in a HomeTrust Benefit Plan, HomeTrust Bank shall cause such HomeTrust Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Legacy Community National Bank of the Lakeway Area or TriSummit Bank, as applicable, for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable TriSummit Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any HomeTrust Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is actually participating, HomeTrust Bank shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such HomeTrust Bank plan to be waived with respect to such Covered Employee and his or her eligible dependents to the extent such condition was or would have been covered under the TriSummit Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)    Prior to the Effective Time, and except as set forth in Section 6.5(d), TriSummit shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by HomeTrust that may be necessary or appropriate to (i) cause one or more TriSummit Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any TriSummit Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any TriSummit Benefit Plan for such period as may be requested by HomeTrust, or (iv) facilitate the merger of any TriSummit Benefit Plan into any employee benefit plan maintained by HomeTrust or a HomeTrust Subsidiary. In furtherance of the foregoing, HomeTrust shall make any such request in a timely manner that permits TriSummit or its Subsidiaries to take the requested action in accordance with the requirements and provisions (including notice requirements) of the applicable TriSummit Benefit Plan, contract, arrangement or insurance policy. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to HomeTrust's reasonable prior review and approval, which shall not be unreasonably withheld or delayed.
(d)    At the Effective Time HomeTrust shall cause HomeTrust Bank to assume and honor the six (6) employment agreements, two (2) supplemental executive retirement agreements and nine (9) split-dollar agreements attached to Section 6.5(d) of the TriSummit Disclosure Schedule.
(e)    HomeTrust shall cause HomeTrust Bank to provide to a Covered Employee who is not otherwise entitled to contractual or other severance or change in control benefits, a severance benefit in the amount of two (2) weeks base pay for each full year of full time employment with TriSummit Bank or legacy Community National Bank of the Lakeway Area from his or her most recent hire date with TriSummit Bank or Legacy Community National Bank of the Lakeway Area, whichever is applicable, with a minimum severance benefit of four (4) weeks base pay and maximum severance benefit of twenty two (22) weeks base pay, if and only if (i) such Covered Employee’s employment is involuntarily terminated by HomeTrust Bank without cause at the time of or within one (1) year following the Effective Time and (ii) such Covered Employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to HomeTrust Bank.
(f)    Nothing in this Section 6.5 shall be construed to limit the right of HomeTrust or any of its Subsidiaries (including, following the Effective Time, any TriSummit Subsidiary) to amend or terminate any TriSummit Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require HomeTrust Bank to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
6.6    Officers' and Directors' Insurance; Indemnification.
(a)    TriSummit shall purchase, prior to the Effective Time, a prepaid three (3) year "tail" policy providing single limit coverage under its or TriSummit Bank’s current officers’ and directors’ liability and insurance policy covering officers and directors of TriSummit and TriSummit Bank for a premium cost not to exceed 300% of the current annual premium for such insurance (the “Insurance Amount”). If such tail policy cannot be obtained for the Insurance Amount, then HomeTrust shall either authorize TriSummit to purchase such policy for the required premium cost or provide equivalent insurance coverage. At the request of HomeTrust, such tail policy shall be secured by TriSummit for a longer term (not to exceed six (6) years) without being subject to the Insurance Amount. The officers and directors of TriSummit or TriSummit Bank may be required to make application and provide customary representations and warranties to TriSummit's insurance carrier for the purpose of obtaining such insurance.
(b)    For six (6) years from and after the Effective Time, HomeTrust shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of TriSummit or TriSummit Bank (each, a “TriSummit Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and court costs), liabilities, judgments and amounts that are paid in settlement

(which settlement shall require the prior written consent of HomeTrust, which consent shall not be unreasonably withheld, conditioned, or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which a TriSummit Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of TriSummit or TriSummit Bank if such Claim pertains to any event, occurrence, or matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the TriSummit Charter or TriSummit Bylaws and applicable law, including 12 USC 1828(k) and the regulations thereunder.
(c)    In connection with the indemnification provided pursuant to Section 6.6(b), HomeTrust (i) will advance expenses, promptly after statements therefor are received, to each TriSummit Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such TriSummit Indemnified Party or multiple TriSummit Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), with all such counsel to be reasonably satisfactory to HomeTrust, and (ii) will cooperate in the defense of any such matter.
(d)    This Section 6.6 shall survive the Effective Time, is intended to benefit each TriSummit Indemnified Party (each of whom shall be entitled to enforce this Section against HomeTrust), and shall be binding on all successors and assigns of HomeTrust.
(e)    In the event HomeTrust or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of HomeTrust assume the obligations set forth in this Section 6.6.
6.7    No Solicitation.
(a)    TriSummit agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will direct its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “TriSummit Individuals”) not to, and will use its commercially reasonable best efforts to cause TriSummit’s and its Subsidiaries’ controlled affiliates, accountants, legal counsel, and financial advisors (the “TriSummit Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries’ business, properties or assets (“TriSummit Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal (as defined below). TriSummit will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than HomeTrust with respect to any Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)    Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the TriSummit Shareholder Approval, in the event TriSummit receives an unsolicited Acquisition Proposal and the Board of Directors of TriSummit determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, TriSummit may, and may permit its Subsidiaries and the TriSummit Individuals and the TriSummit Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to TriSummit than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished TriSummit Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of TriSummit determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)    The Board of Directors of TriSummit shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to HomeTrust, the TriSummit Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to HomeTrust the TriSummit Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of TriSummit (including any committee thereof) may, at any time prior to obtaining the TriSummit Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of TriSummit determines in good faith (after consultation with TriSummit’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of TriSummit may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given HomeTrust at least four (4) business days, following HomeTrust’s initial receipt of written notice that the Board of Directors of TriSummit has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by HomeTrust, the Board of Directors of TriSummit determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)    TriSummit will promptly (and in any event within two (2) business days) advise HomeTrust in writing of its receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep HomeTrust reasonably apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)    As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal” means a tender or exchange offer that if consummated would result in any person acquiring more than 24.99% of the voting power in TriSummit or TriSummit Bank, or a proposal for a merger, consolidation or other business combination involving TriSummit or TriSummit Bank or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, TriSummit or TriSummit Bank, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of TriSummit concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such proposal on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 24.99%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
6.8    Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of TriSummit and HomeTrust shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or employees in their individual capacities as such.
6.9    Correction of Information. Each of TriSummit and HomeTrust shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party.
6.10    System Integration. From and after the date hereof, TriSummit shall cause TriSummit Bank and its officers and employees to, and shall use commercially reasonable efforts (without undue disruption to either business) to cause TriSummit Bank's data processing consultants and software providers to, cooperate and assist TriSummit Bank and HomeTrust Bank in connection with the planned electronic and systematic conversion of all applicable data of TriSummit Bank to the HomeTrust Bank system (to occur after the Effective Time), including the training of TriSummit Bank employees without undue disruption to TriSummit Bank's business, during and after normal business hours and at the expense of HomeTrust or HomeTrust Bank (not to include TriSummit Bank's employee payroll).
6.11    Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, TriSummit shall cause the Chief Executive Officer and Chief Financial Officer, Chief Credit Officer and Chief Information Technology Officer (or senior information technology personnel) of TriSummit Bank to reasonably assist and confer with the officers of HomeTrust Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of HomeTrust Bank, as the Surviving Bank in the Bank Merger.
6.12    Redemption of Preferred Securities. TriSummit shall use its commercially reasonable efforts to redeem all of the outstanding shares of TriSummit Series B Preferred Stock, TriSummit Series C Preferred Stock, and TriSummit Series D Preferred Stock prior to the Effective Time, subject, however, to the receipt of all required consents, approvals, and authorization of, and there being no objection to such redemption by, the Federal Reserve Board or the TDFI. In connection therewith, TriSummit shall timely send redemption notices to the holders of such preferred securities and take all other necessary or appropriate action to cause such redemption to occur no later than the day next preceding the Closing Date, subject, however, to the receipt of all required consents, approvals, and authorization of, and there being no objection to such redemption by, the Federal Reserve Board or the TDFI. Nothing herein is intended to obligate TriSummit to effectuate the redemption of such preferred securities prior to the satisfaction or waiver of all of the conditions under Article VII.
6.13    Community Board. Each current member of the Board of Directors of TriSummit shall, following the Effective Time, be entitled to serve on the HomeTrust Tri-Cities Tennessee Community Board (the “HomeTrust Community Board”), and the current President and Chief Executive Officer of TriSummit will, as soon as practicable following the Effective Time, become the Vice Chairman of the HomeTrust Community Board, if he elects to serve thereon. HomeTrust Community Board service is for a period of one (1) year and may be extended at the pleasure of the Board of Directors of HomeTrust Bank. Regular meetings of the HomeTrust Community Board are held quarterly in Johnson City, Tennessee, and each HomeTrust Community Board director receives a fee of $200 for each meeting attended in person.
ARTICLE VII

CONDITIONS PRECEDENT
7.1    Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of TriSummit and HomeTrust, at or prior to the Closing Date, of the following conditions:
(a)    Shareholder Approval. The TriSummit Shareholder Approval shall have been obtained.
(b)    Nasdaq Listing. HomeTrust shall have filed with Nasdaq a notification form for the listing of all shares of HomeTrust Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of HomeTrust Common Stock.
(c)    Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or law, rule, or regulation preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e)    Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any Unduly Burdensome Condition, and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”). As used in this Agreement, the term “Unduly Burdensome Condition” means any condition or requirement that (i) is reasonably deemed unduly burdensome by HomeTrust including any condition or requirement that would increase the minimum regulatory capital requirement of HomeTrust or HomeTrust Bank, or (ii)

would reasonably be expected to have a Material Adverse Effect on the Surviving Company after giving effect to the Merger; provided, however, that (A) any condition or requirement imposed by a Regulatory Agency or other Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger shall not be deemed to be an Unduly Burdensome Condition and (B) prior to declaring an Unduly Burdensome Condition and electing not to effect the Merger a result thereof, HomeTrust shall negotiate in good faith with the relevant Regulatory Agency or other Governmental Entity to seek a commercially reasonable modification to the condition or requirement to reduce the burdensome nature thereof such that the condition or requirement no longer constitutes an Unduly Burdensome Condition.
7.2    Conditions to Obligations of HomeTrust. The obligation of HomeTrust to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by HomeTrust, at or prior to the Closing Date, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of TriSummit contained in Section 3.2 (Capitalization), Section 3.7 (Broker’s Fees), Section 3.8 (Absence of Changes), and Section 3.24 (TriSummit Information), in each case after giving effect to the lead-in to Article III, shall be true and correct in all respects (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); the representations and warranties of TriSummit contained in Section 3.3 (Authority; No Violation), after giving effect to the lead-in to Article III, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); all other representations and warranties of TriSummit contained in Article III of this Agreement (i) shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties that by their terms speak specifically as of another date shall be true and correct only as of such date) after giving effect to the lean-in to Article III, and (ii) read without giving effect to any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or any Material Adverse Effect qualification, but after giving effect to the lead-in to Article III, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), provided, however, that for purposes of clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on TriSummit; and HomeTrust shall have received a certificate signed on behalf of TriSummit by the Chief Executive Officer or the Chief Financial Officer of TriSummit to the foregoing effect.
(b)    Performance of Obligations of TriSummit. TriSummit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and HomeTrust shall have received a certificate signed on behalf of TriSummit by the Chief Executive Officer or the Chief Financial Officer of TriSummit to such effect.
(c)    Third Party Consents. TriSummit shall have obtained the written consent (without payment of any fee, penalty or compensation therefor from each person or entity who is a counterparty to any TriSummit Contract set forth in Section 3.3(b) of the TriSummit Disclosure Schedule (or which was required to be set forth in Section 3.3(b) of the TriSummit Disclosure Schedule), other than the agreements disclosed in Section 3.3(b) of the TriSummit Disclosure Schedule with Jack Henry & Associates, Inc.
(d)    Dissenting Shares. Dissenting Shares shall be less than seven and one-half percent (7.5%) of the issued and outstanding TriSummit Common Stock and TriSummit Series A Preferred Stock.
(e)    Opinion of Tax Counsel. HomeTrust shall have received an opinion from Silver, Freedman, Taff & Tiernan, L.L.P., special counsel to HomeTrust, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan, L.L.P. may require and rely upon representations contained in letters from each of HomeTrust and TriSummit.
7.3    Conditions to Obligations of TriSummit. The obligation of TriSummit to effect the Merger is also subject to the satisfaction or waiver by TriSummit, at or prior to the Closing Date, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of HomeTrust contained in Section 4.2 (Capitalization), Section 4.7 (Broker’s Fees), Section 4.8 (Absence of Changes), and Section 4.22 (HomeTrust Information), in each case after giving effect to the lead-in to Article IV, shall be true and correct in all respects (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); the representations and warranties of HomeTrust contained in Section 4.3 (Authority; No Violation), after giving effect to the lead-in to Article IV, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); all other representations and warranties of HomeTrust contained in Article IV of this Agreement (i) shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties that by their terms speak specifically as of another date shall be true and correct only as of such date) after giving effect to the lean-in to Article IV, and (ii) read without giving effect to any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or any Material Adverse Effect qualification, but after giving effect to the lead-in to Article IV, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), provided, however, that for purposes of clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on HomeTrust; and TriSummit shall have received a certificate signed on behalf of HomeTrust by the Chief Executive Officer or the Chief Financial Officer of HomeTrust to the foregoing effect.
(b)    Performance of Obligations of HomeTrust. HomeTrust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the

Closing Date, and TriSummit shall have received a certificate signed on behalf of HomeTrust by the Chief Executive Officer or the Chief Financial Officer of HomeTrust to such effect.
(c)    Opinion of Tax Counsel. TriSummit shall have received an opinion from Butler Snow LLP, special counsel to TriSummit, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Butler Snow LLP may require and rely upon representations contained in letters from each of HomeTrust and TriSummit.
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the TriSummit Shareholder Approval, as follows:
(a)    by the written mutual consent of TriSummit and HomeTrust;
(b)    by either TriSummit or HomeTrust, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)    by either TriSummit or HomeTrust, if the Merger shall not have been consummated on or before June 30, 2017, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)    by either TriSummit or HomeTrust (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of TriSummit, in the case of a termination by HomeTrust, or HomeTrust, in the case of a termination by TriSummit, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)    by HomeTrust if (i) the Board of Directors of TriSummit (or any committee thereof) shall have failed to make the TriSummit Board Recommendation or made a Change in Recommendation or (ii) TriSummit shall have materially breached any of the provisions set forth in Section 6.7;
(f)    by TriSummit prior to obtaining the TriSummit Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided,

however, that TriSummit has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);
(g)    by either TriSummit or HomeTrust, if the provisions of Section 8.1(e) are not applicable and the shareholders of TriSummit fail to provide the TriSummit Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;
(h)    by TriSummit, if both of the following conditions are satisfied:
(i)    the HomeTrust Average Closing Price is less than $15.24; and

(ii)    the quotient obtained by dividing the HomeTrust Average Closing Price by $19.05 is less than 80% of the quotient obtained by dividing the closing price of the Nasdaq Bank Index on the fifth trading day immediately preceding the Closing Date by $2,968.66 (the closing price of the Nasdaq Bank Index on the date of this Agreement).

If TriSummit elects to exercise its termination right under this Section 8.1(h), it must give HomeTrust written notice of its election to terminate on or before the third business day prior to the Closing Date (provided that such notice of election to terminate may be withdrawn at any time prior to the deadline). During the two-day period commencing on the date of HomeTrust’s receipt of such notice, HomeTrust shall have the option, but not the obligation, to increase the Exchange Ratio with respect to the stock portion of the Merger Consideration to a number equal to the quotient of $4.40 divided by the HomeTrust Average Closing Price.  If HomeTrust so elects within such two-day period, HomeTrust shall give prompt written notice to TriSummit of such election, in which event no termination of this Agreement shall or will have occurred and this Agreement will remain in effect in accordance with its terms, except (i) that the Exchange ratio shall be adjusted as described above and (ii) that HomeTrust may extend the Closing Date for up to ten (10) business days; or
(i)    by either TriSummit or HomeTrust if the HomeTrust Average Closing Price for any five (5) consecutive trading days is less than ten dollars ($10.00).
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2    Effect of Termination. In the event of termination of this Agreement by either TriSummit or HomeTrust as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of TriSummit, HomeTrust, any of their respective Subsidiaries or any of the officers, directors or employees of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
8.3    Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by TriSummit, and all filing and other fees in connection with any filing with the SEC, which shall be borne by HomeTrust, all fees and expenses incurred in connection with this Agreement, the Merger, the Bank Merger, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4    Termination Fee.
(a)    If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (A) in the case of termination under Section 8.1(e), TriSummit shall immediately following such termination pay HomeTrust an amount equal to one million five hundred thousand dollars ($1,500,000) (the “Termination Fee”), and (B) in the case of termination under Section 8.1(f), TriSummit shall, simultaneously with such termination and as a condition thereof, pay HomeTrust the Termination Fee, in each case in same-day funds.
(b)    If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination TriSummit or TriSummit Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, TriSummit shall immediately pay HomeTrust the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the references to “more than 24.99%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
(c)    The payment of the Termination Fee shall fully discharge TriSummit from any and all liability under this Agreement and/or related to the transactions contemplated herein, and HomeTrust shall not be entitled to any other relief or remedy against TriSummit. If the Termination Fee is not payable, HomeTrust may pursue any and all remedies available to it against TriSummit on account of a willful and material breach by TriSummit of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), HomeTrust shall have the right to pursue any and all remedies available to it against TriSummit on account of the willful and material breach by TriSummit of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a). TriSummit may pursue any and all remedies available to it against HomeTrust on account of a willful and material breach by HomeTrust of any of the provisions of this Agreement.
8.5    Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of TriSummit; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of TriSummit, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval of or by such shareholders under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6    Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or (c) waive compliance with any of the agreements of the other party or conditions to the obligations of such party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS
9.1    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the first business day of the month next following (but no earlier than five business days after) the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the date on which the Closing shall occur, the “Closing Date”).
9.2    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.5, Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to HomeTrust, to:
HomeTrust Bancshares, Inc.
10 Woodfin Street
Asheville, N.C. 28801
Attention: Dana Stonestreet, Chief Executive Officer
Email: Dana.Stonetreet@hometrustbanking.com

with a copy to:
Silver, Freedman, Taff & Tiernan, L.L.P.
3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention: Barry Taff
Email: barry@sfttlaw.com

(b)    if to TriSummit, to:
TriSummit Bancorp, Inc.
422 Broad Street
Kingsport, Tennessee 37660
Attention: R. Lynn Shipley, Jr., President and Chief Executive Officer
Email: lshipley@trisummitbank.com
with a copy to:
Butler Snow LLP
        The Pinnacle at Symphony Place

        150 3rd Avenue South, Suite 1600
        Nashville, TN 37201
        Attention: Adam G. Smith
        Email:    adam.smith@butlersnow.com

9.4    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, index of defined terms, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason any such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted.
9.5    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.
9.8    Publicity. Neither TriSummit nor HomeTrust shall, and neither TriSummit nor HomeTrust shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of HomeTrust, in the case of a proposed announcement or statement by TriSummit, or TriSummit, in the case of a proposed announcement or statement by HomeTrust; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated by either of the Parties

(whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the two immediately preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each TriSummit Indemnified Party, or as otherwise specifically provided herein, this Agreement is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10    Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11    Attorneys’ Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to recover from the non-prevailing party all fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing party in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing party may be entitled.
9.12    JURY TRIAL WAIVER. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

HomeTrust and TriSummit have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
HOMETRUST BANCSHARES, INC.

By:    /s/ Dana L. Stonestreet
    Name:    Dana L. Stonestreet
    Title:    President and Chief Executive Officer

TRISUMMIT BANCORP, INC.

By:    /s/ R. Lynn Shipley, Jr.
    Name:    R. Lynn Shipley, Jr.
    Title:    President and Chief Executive Officer

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